EXHIBIT 21.1
The following are subsidiaries of the Company as of December 31, 2010. The names of other subsidiaries have been omitted as they would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary pursuant to Item 601(b)(21)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Subsidiary	State of Organization	D/B/A
CFI New Jersey, Inc.	New Jersey	None
ConnectYourCare, LLC	Maryland	None
CuraScript, Inc.	Delaware	CuraScript SP Specialty Pharmacy
Diversified Pharmaceutical Services, Inc.	Minnesota	None
ESI Canada	Ontario, Canada	None
ESI-GP Holdings, Inc.	Delaware	None
ESI Mail Order Processing, Inc. (formerly NextRx, Inc.)	Delaware	None
ESI Mail Pharmacy Service, Inc.	Delaware	None
ESI Partnership	Delaware	None
ESI Resources, Inc.	Minnesota	None
Express Scripts Canada Co.	Nova Scotia, Canada	None
Express Scripts Canada Holding, Co.	Delaware	None
Express Scripts Insurance Company	Arizona	None
Express Scripts Pharmaceutical Procurement, LLC	Delaware	None
Express Scripts Sales Development Co.	Delaware	None
Express Scripts Specialty Distribution Services, Inc.	Delaware	None
Express Scripts Utilization Management Co.	Delaware	None
Express Scripts WC, Inc. (formerly MSC — Medical Services Company)	Florida	None
Lynnfield Drug, Inc.	Florida	Freedom Fertility Pharmacy
Matrix GPO, LLC	Indiana	None
National Prescription Administrators, Inc.	New Jersey	NPA
Priority Healthcare Corporation	Indiana	None
Priority Healthcare Corporation West	Nevada	None
Priority Healthcare Distribution, Inc.	Florida	CuraScript SD Specialty Distribution